Exhibit 99.2

RETRACTABLE TECHNOLOGIES, INC. REPORTS PRIVATE STOCK REPURCHASE

LITTLE ELM, TEXAS, December 29, 2022 — Retractable Technologies, Inc. (NYSE American: RVP) announces today that it has agreed to repurchase three million shares of its common stock in a private transaction with BML Investment Partners, L.P. Braden M. Leonard, on behalf of the selling shareholder, approached the Company with an offer to sell a block of shares prior to year-end. The Company accepted, determining it would be advantageous to buy a large block of shares in one transaction, especially given the stock’s low price. The parties negotiated a price of $1.60 per share, being an 8% discount from the $1.74 per share closing price as of December 22, 2022.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer